
LEGEND
TOP OF DIKE
DIKE AND ACCESS ROADS
CONTAINMENT AREA
EXISTING TANKS
PAVED AREA
TOTAL ACREAGE: 10.165 ACRES
CONSTRUCTION ENTRANCE
GUARD SHACK
TRUCK ENTRANCE
TANK NO. A-154 152,000 BBLS
TANK NO. A-153 152,000 BBLS
8 BAY AUTOMATED TRUCK LOADING RACK WITH 19 LOADING POSITIONS
HEATING OIL PLUS TANK
ADDITIVE TANK
RED DYE TANK
TANK NO. A-25 24,500 BBLS
TANK NO. A-97 97,000 BBLS
PUMP PAD
EXIT
FOAM HOUSE
TRANSFORMER
OFFICES 100 DEXTER ROAD
DEXTER ROAD
TANK NO. A-152 152,000 BBLS
TANK NO. A-67 67,000 BBLS
EMPLOYEE ENTRANCE
90 DEXTER ROAD
TANK NO. A-32 32,500 BBLS
TANK NO. A-175 175,000 BBLS
TANK NO. A-151 152,000 BBLS
DUNELLEN ROAD

STORAGE FACILITY
CAPITAL TERMINAL COMPANY
EAST PROVIDENCE